CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated August 16, 1999 and to all references to our firm included in or made a part of this Post-Effective Amendment No. 30 to AmeriPrime Fund's Registration Statement.


_/ s /___________________________
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
September 30, 1999